Exhibit 5

Half-Year Financial Report

Condensed Interim Financial

Statements as at 30 June 2025

(Unaudited)

2025

2 | CEB | Half-Year Financial Report 2025

Contents

Table of contents

OVERVIEW	4
FINANCIAL STATEMENTS	6
About the CEB	6
Sectors of action	6
Balance sheet	7
Income statement	8
Statement of comprehensive income	8
Statement of changes in equity	9
Statement of cash flows	10
NOTES TO THE FINANCIAL STATEMENTS	11
NOTE A - Summary of accounting methods applied by the CEB	11
NOTE B - CEB’s Risk Appetite Framework	12
NOTE C - Financial assets and liabilities	15
NOTE D - Financial assets at fair value through equity and at amortised cost	16
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	18
NOTE F - Capital	19
NOTE G - Interest margin	20

CEB | Half-Year Financial Report 2025 | 3

Overview

OVERVIEW

Despite a challenging financial and economic environment, the Council of Europe Development Bank’s (CEB, or the Bank) financial position continued to be sound in the first half of 2025. Core earnings continued on a positive trend, the balance sheet remained strong and no payment delays or credit deterioration occurred during the period.

Income Statement

The Bank’s net profit reached €58.7 million as at 30 June 2025, decreasing by 12.4% compared to the first half of 2024. Core earnings, which represents net profit excluding financial instruments valuations and cost of risk, reached €65.1 million as at 30 June 2025, a 2.7% increase compared to the first half of 2024, thus continuing a positive trend. The main driver of this trend was the Bank’s positive development of its interest margin, which increased by €4.4 million as a result of higher income from securities at amortised cost and the active management of liquidity, as well as interest rate positions.

Two volatile elements outside core earnings, financial instruments valuations and cost of risk, had a net negative impact in the income statement in the first half of 2025, compared to a positive contribution in the same period of 2024.

On the one hand, variation of financial instruments valuation showed a year-to-year negative impact of -€13.8 million in the income statement as at 30 June 2025. The financial contribution of -€10.2 million by June 2025 (+€3.6 million as at June 2024), stemmed from the fair value sensitivity to the depreciation of USD vs EUR FX rate and from the widening of the 3M vs 6M tenor basis spread.

On the other hand, the cost of risk recorded a positive impact at the end of June 2025 (€3.9 million), showing a decrease in the provisioning required by IFRS for credit risk, mainly due to the update of macroeconomic scenarios. It is worth highlighting that at 30 June 2025, the CEB did not record any default or late payment of its counterparties.

General operating expenses increased by 8.4% to reach €32.4 million at the end of June 2025, compared to €29.9 million in the same period in 2024. This variation is mainly due to the foreseen increase in staff remuneration as defined in the budget and to the increase in the actuarial service cost on pension obligation, within the budget framework and in line with the Bank’s activity. The adjusted cost-to-income ratio reached 33.2% at the end of June 2025, compared to 31.9% at the end of June 2024, owing to a moderate increase in general operating expenses.

Balance sheet

The total balance sheet reached €40.7 billion at the end of June 2025, an increase of 5.4% compared to 31 December 2024 (€38.6 billion). The main driver was the standard intra-year cyclical activity in finance at the beginning of the year. The expansion translated into an increase in liquid assets on the asset side of the balance sheet, funded by the increase of the debt on the liability side.

The outstanding loans reached €22.0 billion (fair value) as at 30 June 2025, a slight decrease compared to €22.3 billion as at 31 December 2024.

Derivative valuation reflecting the positive fair value on the asset side reached €1.7 billion as at 30 June 2025, decreasing from €2.1 billion as at 31 December 2024. The negative fair value of derivatives recorded on the liability side amounted to €2.0 billion as at 30 June 2025, an increase compared to €1.7 billion at the end of 2024.

Equity amounted to €4 769.3 million as at 30 June 2025 (31 December 2024: €4 719.5 million). The increase of €49.8 million (1.1%) is due to 2025’s net profit (€58.7 million), the allocation of the 2024’s net profit to the Social Impact

4 | CEB | Half-Year Financial Report 2025

Overview

Account (-€7.0 million) and to the Ukraine Solidarity Fund (-€5.0 million) and to the positive variation of gains or losses recognised directly in equity (€3.1 million).

As at 30 June 2025, the Bank’s new projects approved and loans disbursed amounted to €2.7 billion and €1.1 billion, respectively. At the same date, the stock of approved projects awaiting financing amounted to €10.2 billion (31 December 2024: €9.2 billion), of which 50.8% were for CEB Target Group Countries in Central, Eastern and South-Eastern Europe.

Outstanding nominal loans reached €22.7 billion as at 30 June 2025, compared to €22.9 billion at the end of 2024. Including accrued interest and value adjustments related to hedging, the loans at fair value in the balance sheet amounted to €22.0 billion (31 December 2024: €22.3 billion).

The outstanding nominal amount of long-term bonds issued amounted to €32.5 billion as at 30 June 2025 (31 December 2024: €31.4 billion). During the first half of 2025, the Bank issued new bonds with a principal amount of €5.4 billion. Including accrued interest and valuation adjustments related to issued hedged bonds, the outstanding amount of these bonds, which support the Bank’s operations, amounted to €32.2 billion as at 30 June 2025, compared to €30.9 billion at the end of December 2024.

The outstanding nominal amount of short-term borrowings (Euro Commercial Paper) reached €0.8 billion as at 30 June 2025 (31 December 2024: nil), representing bonds with maturities of less than one year issued since 1 January 2025.

All Risk-Appetite ratios remained within the approved limits throughout the period.

Key figures

€ million
Table 1	30/06/2025*	30/06/2024 *	31/12/2024
Projects approved	2 740	2 696	4 549
Stock of projects	10 201	10 274	9 221
Loans disbursed	1 124	1 446	3 511
Loans outstanding	22 658	22 030	22 915
Bonds issued	5 367	6 045	6 331
Debt securities in issue	33 357	32 750	31 412
Net profit	59	67	124
Equity	4 769	4 541	4 719
Own funds	12 626	12 045	12 576
Total assets	40 699	38 921	38 613

* Unaudited

CEB | Half-Year Financial Report 2025 | 5

Financial Statements

FINANCIAL STATEMENTS

About the CEB

The Council of Europe Development Bank (CEB) is a multilateral development bank with an exclusively social mandate from its 43-member states. The CEB finances investment in social sectors, including education, health and affordable housing, with a focus on the needs of vulnerable people. Borrowers include governments, local and regional authorities, public and private banks, non-profit organisations and others. As a multilateral bank with a triple-A credit rating, the CEB funds itself on the international capital markets. It approves projects according to strict social, environmental and governance criteria, and provides technical assistance. In addition, the CEB receives funds from donors to complement its activities.

The CEB was originally established as a resettlement fund in 1956 by eight of the 15-member states that made up the Council of Europe at the time. The CEB is Europe’s oldest multilateral development bank and is a legally and financially separate entity from the Council of Europe.

For more about the CEB, visit coebank.org/en/about

Sectors of action

The CEB contributes to the implementation of socially-oriented investment projects in favour of social cohesion, with a particular focus on vulnerable people. In line with Administrative Council Resolution 1646 (2022), the CEB’s new Strategic Framework 2023-2027 updates the Bank’s action lines to:

•	Investing in People and Enhancing Human Capital

•	Promoting Inclusive and Resilient Living Environments

•	Supporting Jobs and Economic and Financial Inclusion

These action lines reflect the CEB’s operational context and the current and projected needs of its member countries.

Each of the CEB’s areas of intervention is derived from its stated lines of action and is defined by clear and detailed eligibility criteria. The areas of intervention of the CEB are: Health and social care *; Education and vocational training *; Administrative and judicial infrastructure; Protection and rehabilitation of the historic and cultural heritage; Social and affordable housing *; Urban, rural and regional development *; Natural or ecological disasters; Protection of the environment; MSME financing * and Microfinance *.

While maintaining its commitment to all its core areas of activity, the CEB has identified a number of “focus sectors” in order to improve the selectivity of its projects and to deploy its resources where they can make the greatest contribution to the pursuit of the CEB’s overarching objectives. Although not listed as separate sectors, the CEB also identifies three cross-cutting themes that interact with its core areas of activity, namely: (i) climate action, (ii) gender equality, and (iii) digitalisation.

* Indicates a “focus sector”

6 | CEB | Half-Year Financial Report 2025

Financial Statements

Balance sheet

As at 30 June 2025 (unaudited) and as at 31 December 2024 (audited)

€ thousand
Table 2	Notes	30/06/2025	31/12/2024
Assets
Cash in hand, balances with central banks		516 536	608 615
Financial instruments at fair value through profit or loss		250 846	589 286
Hedging derivative financial instruments		1 458 310	1 507 482
Financial assets at fair value through equity	D	3 291 305	3 291 324
Financial assets at amortised cost	D
Loans		22 028 012	22 301 631
Advances		9 215 797	6 872 787
Debt securities		2 652 580	2 338 292
Tangible and intangible assets		61 427	59 798
Other assets		1 223 740	1 044 070
Total assets		40 698 553	38 613 285
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		871 398	270 851
Hedging derivative financial instruments		1 154 639	1 446 332
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		40 004	98 251
Debt securities in issue		33 047 588	30 873 212
Other liabilities		415 214	818 786
Social Impact Account		57 020	50 144
Provisions		343 345	336 277

Total liabilities		35 929 208	33 893 853
Equity
Capital	F
Subscribed		9 622 868	9 622 868
Uncalled		(7 856 618)	(7 856 618)
Called		1 766 250	1 766 250
General reserve		2 987 601	2 875 299
Net profit		58 745	124 303
Total capital, general reserve and net profit		4 812 596	4 765 852
Gains or losses recognised directly in equity		(43 251)	(46 420)
Total equity		4 769 345	4 719 432

Total liabilities and equity		40 698 553	38 613 285

CEB | Half-Year Financial Report 2025 | 7

Financial Statements

Income statement

For the first half of 2025 (unaudited) and for the first half of 2024 (unaudited)

€ thousand
Table 3	Notes	2025	2024
Interest and similar income		556 016	738 176
Interest expenses and similar charges		(457 494)	(644 072)
Interest margin	G	98 522	94 104
Net gains or losses from financial instruments at fair value through profit or loss		(10 231)	3 570
Net gains from financial assets at fair value through equity		31	30
Commissions (income)		2	155
Commissions (expenses)		(1 078)	(1 037)
Net banking income		87 246	96 822
General operating expenses		(28 911)	(26 807)
Depreciation and amortisation charges of tangible and intangible assets		(3 481)	(3 087)
Gross operating income		54 854	66 928
Cost of risk		3 891	144
Net profit		58 745	67 072

Statement of comprehensive income

For the first half of 2025 (unaudited) and for the first half of 2024 (unaudited)

€ thousand
Table 4	2025	2024
Net profit	58 745	67 072
Changes in value of debt securities at fair value through equity	13 795	(12 930)
Changes in value of hedging derivative financial instruments	(10 626)	(15 852)
Items that may be reclassified to income statement	3 169	(28 782)
Comprehensive income	61 914	38 290

8 | CEB | Half-Year Financial Report 2025

Financial Statements

Statement of changes in equity

For the first half of 2025 (unaudited) and the first half of 2024 (unaudited)

€ thousand
	Capital and reserves			Gains or losses recognised directly in equity
Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
Table 5	capital	and result	Total	equity	instruments	differences	instruments	Total	equity
Equity as at 31 December 2023	624 275	2 895 299	3 519 574	5 764	40 965	(48 142)	957	(456)	3 519 118
Capital increase	1 003 417		1 003 417						1 003 417
Allocation of 2023 profit		(20 000)	(20 000)						(20 000)
Net profit		67 072	67 072						67 072
Changes in value of assets and liabilities recognised directly in equity				(12 930)	(15 852)			(28 782)	(28 782)
Equity as at 30 June 2024	1 627 692	2 942 371	4 570 063	(7 166)	25 113	(48 142)	957	(29 238)	4 540 825
Capital increase	138 558		138 558						138 558
Net profit		57 231	57 231						57 231
Changes in value of assets and liabilities recognised directly in equity				(13 508)	14 462	(18 005)	(131)	(17 182)	(17 182)
Equity as at 31 December 2024	1 766 250	2 999 602	4 765 852	(20 674)	39 575	(66 147)	826	(46 420)	4 719 432
Allocation of 2024 profit		(12 000)	(12 000)						(12 000)
Net profit		58 745	58 745						58 745
Changes in value of assets and liabilities recognised directly in equity				13 795	(10 626)			3 169	3 169
Equity as at 30 June 2025	1 766 250	3 046 346	4 812 596	(6 879)	28 949	(66 147)	826	(43 251)	4 769 345

CEB | Half-Year Financial Report 2025 | 9

Financial Statements

Statement of cash flows

For the first half of 2025 (unaudited) and for the first half of 2024 (unaudited)

€ thousand
Table 6		2025	2024
	Net profit	58 745	67 072
+/- Depreciation charges of tangible and intangible assets		3 480	3 087
+/- Provisions		(3 922)	(141)
+/- Net loss/net profit from investing operations		(2 896)	(507)
+/- Change in interest receivable		75 834	30 688
+/- Change in interest payable		(104 327)	(33 550)
+/- Other non-monetary movements		20 076	5 058
	Total of non-monetary items included in the result	(11 755)	4 635
+	Reimbursements related to operations with credit institutions and customers	2 829 815	2 361 559
-	Disbursements related to operations with credit institutions and customers	(8 523 597)	(8 228 065)
+	Reimbursements related to other operations affecting financial assets or liabilities	1 608 168	2 910 703
-	Disbursements related to other operations affecting financial assets or liabilities	(2 095 639)	(3 059 638)
+/- Cash flows related to operations affecting non-financial assets or liabilities		(23 157)	(33 218)
	Net cash flows from assets and liabilities resulting from operating activities	(6 204 410)	(6 048 659)
	Total net cash flows from operating activities (a)	(6 157 420)	(5 976 952)
+	Reimbursements related to securities at amortised cost	152 885	90 000
-	Disbursements related to securities at amortised cost	(461 233)	(573 668)
+/- Cash flows related to tangible and intangible assets		(5 109)	(5 744)
	Total net cash flows from investing operations (b)	(313 457)	(489 412)
+/- Cash flows from or to member states		70 665	214 779
+	Issuance of debt securities	6 570 214	9 055 761
-	Redemption of debt securities in issue	(3 599 192)	(5 439 724)
	Total net cash flows from financing operations (c)	3 041 687	3 830 816
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(106 531)	(1 693)
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(3 535 721)	(2 637 241)

	Cash and cash equivalents at 1 January	4 515 985	4 967 031
	Cash in hand, balances with central banks	608 810	1 034 428
	Advances repayable on demand and term deposits with credit institutions	3 907 175	3 932 603
	Cash and cash equivalents at 30 June	980 264	2 329 790
	Cash in hand, balances with central banks	516 664	1 162 210
	Advances repayable on demand and term deposits with credit institutions	463 600	1 167 580
	Changes in cash and cash equivalents	(3 535 721)	(2 637 241)

10 | CEB | Half-Year Financial Report 2025

Notes to the Financial Statements

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the CEB

Accounting reference

The CEB’s separate accounts are prepared in accordance with IFRS as adopted by the European Union (EU).

The CEB’s separate condensed interim financial statements as at 30 June 2025 were prepared in compliance with IAS 34 Interim Financial Reporting and should be read together with the audited financial statements for the year ended 31 December 2024 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect the Bank’s full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement the new accounting standards, amendments or interpretations adopted by the EU for which implementation was optional as at 30 June 2025.

CEB | Half-Year Financial Report 2025 | 11

Notes to the Financial Statements

NOTE B - CEB’s Risk Appetite Framework

As an MDB, the CEB is not subject to its member states’ regulatory framework, the Basel Committee recommendations or EU directives for banking supervision. Nonetheless, the Bank’s policy is to follow the best banking practices while making all necessary adjustments to reflect its MDB status. The CEB also refers to some indicators used by credit rating agencies. To this end, the CEB established a set of ratios and indicators in its Risk Appetite Framework to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

Table 7
CEB’s Risk Appetite Framework	30/06/2025	30/06/2024	31/12/2024	Limit
Capital
Capital Adequacy Ratio	28.1%	26.7%	29.3%	>10.5%
Gearing Ratio	1.79	1.82	1.81	<2.50
Leverage
Leverage Ratio	10.1%	9.4%	10.4%	>7.0%
Treasury Assets Ratio	3.78	3.92	3.10	<5.00
Liquidity
Survival Horizon	22	23	18	>12 months
Liquidity Coverage Ratio - LCR *	628%	496%	606%	>100%
Net Stable Funding Ratio - NSFR	143%	144%	134%	>100%
Market Risks
Interest Rate Risk: Sensitivity of Economic Value of Equity	-13.0%	-11.3%	-10.7%	>-20%
Foreign Exchange Risk: Spot Net Open position	<€1.0 M	<€1.0 M	<€1.0 M	<€1.0 M
Credit Risk in Finance activity
Minimal internal rating	≥7.0	≥7.0	≥7.0	≥7.0

* Since 2024, the LCR ratio has been reported as an average of the last twelve end of month LCRs. For comparison purposes, the 2024 ratios have been restated in accordance with this new standard. With the previous methodology, the LCR at the end of December 2024 stood at 860% and at the end of June 2024 at 949%.

Capital

Capital Adequacy Ratio is the Bank’s Prudential Equity (Ep)1 divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWA are calculated using risk-weight factors according to the counterparty type and the rating (the second-best approach among those indicated by external rating agencies).

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses in its operations arising from credit, market and operational risks. Although the risk appetite framework floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure it maintains first-rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and considers a comfort zone above 25% to achieve a full AAA rating by the major credit rating agencies.

The Capital Adequacy Ratio reached 28.1% at the end of June 2025, down compared to the end of 2024 (29.3%) due to higher RWA arising from the cyclical activity at the beginning of the year related to the funding and finance

1. Prudential Equity (Ep) includes paid-in capital, reserves, net profit and unrealised gain and losses.

12 | CEB | Half-Year Financial Report 2025

Notes to the Financial Statements

portfolios. Credit risk stood for the bulk of capital consumption at 95.5% at the end of June 2025, split among credit risk in the loan portfolio (66.2%) and credit risk on finance operations (29.6%).

The Gearing Ratio measures the outstanding loans divided by own-funds2, and thus establishes a volume ceiling to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark with other MDBs.

The historical ceiling of the Risk Appetite Framework is 2.5. However, in April 2023, the Administrative Council approved a temporary increase in its ceiling from 2.5 to 2.6 until June 2024 or the effectiveness of the capital increase, whichever occurred first. The capital increase became effective in February 2024. After the Bank had actively managed disbursements to ensure compliance with the ratio in this context of an increase in outstanding loans greater than the generation of internal capital (profits), the effectiveness of the capital increase caused this ratio to fall to 1.82 at the end of June 2024, after peaking at 2.54 at the end of 2023. At the end of June 2025, the ratio stood at 1.79, with the maximum possible loan outstanding volume standing at €31.6 billion (€31.7 billion at year-end 2024).

Leverage

The Leverage Ratio is calculated as Prudential Equity divided by the exposure value of all assets and off-balance sheet items. It provides a simple indicator (considering unweighted gross exposures) that complements the Capital Adequacy Ratio, acting as a limit to excessive leverage of the Bank. Both ratios use the same method for calculating derivative exposures (SA-CCR), and the same conversion factor of 50% for risk related off-balance sheet items (financing commitments). The CEB’s Risk Appetite Framework floor for this ratio is 7% to ensure first-rank financial fundamentals.

At the end of June 2025, the leverage ratio was 10.1% (10.4% at year-end 2024).

The Treasury Asset Ratio compares total financial assets (securities, deposits, repo, nostro, after the impact of hedging swap’s fair value) to prudential equity (Ep). The Risk Appetite Framework ceiling for this ratio is five times Ep, i.e. €21.2 billion at end of June 2025 (€20.6 billion at the end of 2024).

The ratio stood at 3.78 at the end of June 2025, compared to 3.10 at year-end 2024. There is still sufficient leeway to accommodate both securities portfolios and deposits.

Liquidity

The survival horizon (SH) is the key metric to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by selling its available liquid assets. The minimum Risk Appetite Framework level of this indicator is 12 months.

The SH indicator reached 22 months in June 2025 (18 months at year-end 2024).

The Liquidity Coverage Ratio (LCR) aims to ensure the Bank holds sufficient high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days. It measures the short-term resilience of the liquidity risk profile.

The CEB’s LCR volatility is due to the cyclicality and scale of debt repayments (outflows) backed by interbank loan repayments (inflows) and to the effect of capping inflows at 75% of outflows.

At the end of June 2025, LCR reached 649% (its 12-month moving average was 628%). The €4.5 billion HQLA are made up of 11.4% of central banks deposits and 88.6% of securities. This comfortable level reflects CEB’s intrinsic

CEB | Half-Year Financial Report 2025 | 13

Notes to the Financial Statements

characteristic of the absence of collecting deposits and the lack of access to the central bank for refinancing in emergency situations.

The Net Stable Funding Ratio (NSFR) which measures the long-term resilience of the Bank’s liquidity risk profile, requires the Bank to maintain a stable level of funding (available stable funding or ASF) relative to its activities (required stable funding or RSF), limiting short-term wholesale funding and maturity transformation risk through the application of position-based weightings (maturities and counterparties).

The CEB’s ASF depends heavily on the outstanding debt issued (the Bank’s main source of stable funding) and its residual maturity.

At the end of June 2025, the NSFR reached 143% (134% in December 2024) and its 12-month moving average was 142%. These comfortable levels show a stable financing capacity.

Market Risk

The sensitivity of the Economic Value of Equity (EVE) measures the theoretical change in economic value due to interest rate shocks. The EVE is the net present value of expected cash flows of all assets and liabilities, excluding the Bank’s equity. The CEB ensures that the impact on its EVE of the most severe interest rate shock prescribed by Basel/EU regulation does not exceed, in absolute value, the limit of 20% of the CEB’s prudential equity.

At the end of June 2025, this indicator reached -13.0%, which was well within the limit. The worst shock among the six proposed by the EBA would be a parallel shift upwards of 200 bp.

The spot Net Open Position (NOP) measures, per currency, the total assets minus liabilities in a foreign currency, including both on and off-balance sheet positions. The Risk Appetite Framework ceiling is, in absolute value, €1 million at month-end per currency. The limits were respected throughout the first half-year 2025, as in 2024.

Credit Risk in Finance activity

The CEB defines minimum internal ratings at the trade date under which the Bank may enter into transactions with issuers, obligors and counterparties based on the investment maturity (deposits and securities) and the type of counterparty. During the first half-year 2025, all counterparties and transactions met these minimum ratings on the purchase date, as was the case in 2024.

14 | CEB | Half-Year Financial Report 2025

Notes to the Financial Statements

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loan disbursements are equivalent to those applied by other financial institutions that operate on the supranational bank market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

Table 8					€ thousand

At fair value
	At fair value	At fair value	through
	through	through	non-	At	Net
	profit or	recyclable	recyclable	amortised	book
30 June 2025	loss	equity	equity	cost	value
Assets
Cash in hand, balances with central banks				516 536	516 536
Financial instruments at fair value through profit or loss	250 846				250 846
Hedging derivative financial instruments	1 458 310				1 458 310
Financial assets at fair value through equity		3 289 955	1 350		3 291 305
Financial assets at amortised cost
Loans and advances				31 243 809	31 243 809
Debt securities				2 652 580	2 652 580
Total financial assets	1 709 156	3 289 955	1 350	34 412 925	39 413 386
Liabilites
Financial instruments at fair value through profit or loss	871 398				871 398
Hedging derivative financial instruments	1 154 639				1 154 639
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				40 004	40 004
Debt securities in issue				33 047 588	33 047 588
Social Impact Account				57 020	57 020
Total financial liabilities	2 026 037			33 144 612	35 170 649
€ thousand

At fair value
	At fair value	At fair value	through
	through	through	non-	At	Net
	profit or	recyclable	recyclable	amortised	book
31 December 2024	loss	equity	equity	cost	value
Assets
Cash in hand, balances with central banks				608 615	608 615
Financial instruments at fair value through profit or loss	589 286				589 286
Hedging derivative financial instruments	1 507 482				1 507 482
Financial assets at fair value through equity		3 289 977	1 347		3 291 324
Financial assets at amortised cost
Loans and advances				29 174 418	29 174 418
Debt securities				2 338 292	2 338 292
Total financial assets	2 096 768	3 289 977	1 347	32 121 325	37 509 417
Liabilites
Financial instruments at fair value through profit or loss	270 851				270 851
Hedging derivative financial instruments	1 446 332				1 446 332
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				98 251	98 251
Debt securities in issue				30 873 212	30 873 212
Social Impact Account				50 144	50 144
Total financial liabilities	1 717 183			31 021 607	32 738 790

CEB | Half-Year Financial Report 2025 | 15

Notes to the Financial Statements

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

€ thousand
Table 9	30/06/2025	31/12/2024
Financial assets at fair value through equity
Gross book value	3 350 175	3 369 682
Unrealised gains or losses	(57 669)	(76 537)
Impairment	(1 201)	(1 821)
Total	3 291 305	3 291 324

Financial assets at amortised cost

€ thousand
Table 10	30/06/2025	31/12/2024
Loans to credit institutions
Gross book value	6 954 162	7 323 463
Impairment	(4 110)	(5 210)
Net book value	6 950 052	7 318 253
Loans to customers
Gross book value	15 810 330	15 692 256
Impairment	(11 624)	(14 479)
Net book value	15 798 706	15 677 777
Value adjustment to loans hedged by derivative instruments	(720 746)	(694 399)
Total loans	22 028 012	22 301 631
Advances
Advances repayable on demand - gross book value	6 062	6 540
Impairment	(4)	(6)
Net book value	6 058	6 534
Advances with agreed maturity dates or periods of notice - gross book value	9 211 529	6 860 310
Impairment	(2 812)	(1 738)
Net book value	9 208 717	6 858 572
Value adjustment to advances hedged by derivative instruments	1 022	7 681
Total advances	9 215 797	6 872 787
Debt securities
Gross book value	2 653 288	2 338 986
Impairment	(708)	(694)
Net book value	2 652 580	2 338 292
Total debt securities	2 652 580	2 338 292

16 | CEB | Half-Year Financial Report 2025

Notes to the Financial Statements

The breakdown of nominal loans outstanding by borrowers’ country location is presented in the table below.

Table 11			€	thousand
Breakdown by borrowers’ country location	30/06/2025%		31/12/2024%
Spain	2 633 555	11.62	2 631 487	11.48
Poland	2 166 892	9.56	2 267 617	9.90
France	1 813 484	8.00	1 791 512	7.82
Italy (1)	1 753 684	7.74	1 699 261	7.42
Germany	1 569 918	6.93	1 596 910	6.97
Türkiye	1 512 724	6.68	1 435 767	6.27
Belgium	1 201 119	5.30	962 312	4.20
Slovak Republic	999 259	4.41	1 155 560	5.04
Netherlands	968 431	4.27	1 031 460	4.50
Lithuania	877 136	3.87	937 239	4.09
Serbia	784 872	3.46	824 915	3.60
Hungary	766 992	3.39	725 941	3.17
Finland	699 468	3.09	734 869	3.21
Czech Republic	662 087	2.92	684 497	2.99
Croatia	640 431	2.83	690 626	3.01
Sweden	550 263	2.43	542 177	2.37
Romania	547 079	2.41	552 390	2.41
Ireland	490 666	2.17	499 950	2.18
Cyprus	281 935	1.24	283 087	1.24
Bulgaria	225 004	0.99	224 271	0.98
Estonia	220 000	0.97	220 000	0.96
Greece	218 000	0.96	218 167	0.95
Slovenia	187 846	0.83	194 918	0.85
Portugal	160 227	0.71	246 176	1.07
Ukraine	117 891	0.52	115 801	0.51
Albania	98 283	0.43	109 450	0.48
Bosnia and Herzegovina	92 633	0.41	95 815	0.42
North Macedonia	78 770	0.35	83 977	0.37
Montenegro	73 601	0.32	81 087	0.35
Iceland	63 730	0.28	64 905	0.28
Republic of Moldova	59 266	0.26	62 800	0.27
Kosovo	45 442	0.20	45 442	0.20
Georgia	28 940	0.13	34 208	0.15
Malta	28 605	0.13	29 000	0.13
Latvia	16 825	0.07	17 962	0.08
Andorra	12 876	0.06	13 087	0.06
San Marino	7 333	0.03	7 533	0.03
Luxembourg (2)	2 471	0.01	2 600	0.01
Total	22 657 738	100.00	22 914 774	100.00

(1) of which €8.3 million outstanding in favour of Target Group countries as at 30 June 2025 (31 December 2024: €9.0 million);

(2) of which €2.5 million outstanding in favour of Target Group countries as at 30 June 2025 (31 December 2024: €2.6 million)

CEB | Half-Year Financial Report 2025 | 17

Notes to the Financial Statements

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

€ thousand
Table 12	30/06/2025	31/12/2024
Amounts owed to credit institutions and to customers
Interest-bearing accounts	39 993	98 251
Interest payable	11
Total	40 004	98 251
Debt securities in issue at amortised cost
Bonds	32 537 182	31 411 595
Euro Commercial Paper	819 321
Interest payable	236 897	285 906
Value adjustment to debt securities in issue hedged by derivative instruments	(545 812)	(824 289)
Total	33 047 588	30 873 212

18 | CEB | Half-Year Financial Report 2025

Notes to the Financial Statements

NOTE F - Capital

The capital breakdown by member states at 30 June 2025 is presented below.

Table 13				€ thousand
	Subscribed	Uncalled	Called	Percentage of
Members	capital	capital	capital	subscribed capital
France	1 626 363	1 324 036	302 327	16.901%
Germany	1 626 363	1 324 036	302 327	16.901%
Italy	1 626 363	1 324 036	302 327	16.901%
Spain	1 060 700	863 525	197 175	11.023%
Türkiye	689 600	561 411	128 189	7.166%
Netherlands	353 082	287 446	65 636	3.669%
Belgium	291 826	237 581	54 245	3.033%
Greece	291 826	237 581	54 245	3.033%
Portugal	247 163	201 218	45 945	2.568%
Poland	227 784	185 441	42 343	2.367%
Denmark	159 244	129 640	29 604	1.655%
Sweden	139 172	123 724	15 448	1.446%
Norway	123 937	100 898	23 039	1.288%
Bulgaria	110 924	90 304	20 620	1.153%
Romania	106 404	86 625	19 779	1.106%
Ukraine	101 902	90 591	11 311	1.059%
Ireland	85 796	69 848	15 948	0.892%
Hungary	79 541	64 755	14 786	0.827%
Czech Republic	76 432	62 224	14 208	0.794%
Finland	69 786	62 039	7 747	0.725%
Luxembourg	61 686	50 219	11 467	0.641%
Switzerland	53 824	43 229	10 595	0.559%
Serbia	45 892	37 362	8 530	0.477%
Croatia	37 963	30 906	7 057	0.395%
Cyprus	35 309	28 746	6 563	0.367%
Slovak Republic	33 670	27 411	6 259	0.350%
Albania	23 771	19 352	4 419	0.247%
Latvia	22 746	18 519	4 227	0.236%
Estonia	22 595	18 395	4 200	0.235%
North Macedonia	22 595	18 395	4 200	0.235%
Lithuania	22 356	18 201	4 155	0.232%
Slovenia	21 835	17 776	4 059	0.227%
Iceland	18 015	14 666	3 349	0.187%
Malta	18 015	14 666	3 349	0.187%
Georgia	17 539	14 279	3 260	0.182%
Bosnia and Herzegovina	17 207	14 009	3 198	0.179%
Montenegro	11 693	9 519	2 174	0.122%
Kosovo	11 648	9 483	2 165	0.121%
Republic of Moldova	9 746	7 934	1 812	0.101%
Andorra	8 747	7 121	1 626	0.091%
San Marino	8 644	6 916	1 728	0.090%
Liechtenstein	2 921	2 374	547	0.030%
Holy See	243	183	60	0.003%
Total at 30 June 2025	9 622 868	7 856 618	1 766 250	100.000%
Total at 31 December 2024	9 622 868	7 856 618	1 766 250	100.000%

CEB | Half-Year Financial Report 2025 | 19

Notes to the Financial Statements

On 2 December 2022, the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which a maximum of €1.20 billion to be paid-in by the member states. The capital increase became effective at the end of the calendar month in which at least 67% of the participating certificates offered were subscribed. As this threshold was reached in February 2024, the capital increase became effective on 29 February 2024. The subscription period ended on 31 December 2024, with a final subscription rate of 95.15%.

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

The interest margin for the first half of 2025 (unaudited) and the first half of 2024 (unaudited) is presented in the table below:

€ thousand
Table 14	2025	2024
Financial assets at fair value through equity *	42 673	41 462
Hedging derivatives	8 475	26 673
Sub-total	51 148	68 135
Loans and advances at amortised cost *
- Credit institutions and central banks	238 476	285 934
- Customers	160 034	159 367
Hedging derivatives	65 577	193 332
Sub-total	464 087	638 633
Debt securities at amortised cost	40 781	31 408
Interest and similar income	556 016	738 176
Amounts owed to credit institutions and to customers	(8 299)	(10 242)
Debt securities in issue at amortised cost	(375 365)	(306 460)
Hedging derivatives	(67 846)	(321 812)
Sub-total	(443 211)	(628 272)
Other interest expenses and similar charges	(5 984)	(5 558)
Interest expenses and similar charges	(457 494)	(644 072)

Interest margin	98 522	94 104
* of which negative interest impact:		€ thousand
- Financial assets at fair value through equity		(174)
- Advances at amortised cost	(5)	324
	(5)	150

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item “Interest and similar income” and the net amounts paid are classified under the item “Interest expenses and similar charges”, regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

20 | CEB | Half-Year Financial Report 2025

CEB

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